Exhibit 10.1

January 6, 2014

Arthur Krieg, M.D.

49 Trowbridge St., #3

Cambridge, MA 02138

Dear Art:

We are pleased to offer you a position as Senior Vice President, Chief Scientific Officer at Sarepta Therapeutics, Inc. (the “Company”), reporting to Chris Garabedian, President and Chief Executive Officer (“CEO”), pursuant to the terms set forth in this letter agreement, effective January 13, 2014 (“Start Date”). Your employee orientation will begin at 11:00 a.m. on your Start Date at our Cambridge office, 215 First Street, Suite 7, Cambridge, Massachusetts.

1.	Employment At-Will.

If you accept our offer of employment, you will be an employee at-will, meaning that your employment is of indefinite duration and either you or the Company may terminate our employment relationship at any time for any reason, with or without cause and with or without advance notice. However, you may be entitled to severance benefits as detailed below depending on the circumstances of your termination of employment with the Company. In the event of your resignation, we request that you give the Company at least two weeks’ notice.

2.	Compensation.

(a) Base Salary. The Company will pay you an annual salary of $418,000 as compensation for your services (the “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholdings. Your salary will be subject to review and adjustments will be made based upon the Company’s normal performance review practices.

(b) Target Bonus. You will be eligible to receive a target annual bonus of forty percent (40%) of your Base Salary, less applicable withholdings (“Target Bonus”). Your actual bonus in any given year may range from 0% to 150% of your Target Bonus, based upon achievement of a combination of company and individual objectives as determined by the CEO and the Board of Directors (the “Board”) in their sole discretion. Employees who join the company after September 30, 2013, are not eligible to receive a 2013 Bonus. Employees who join the company between January 1, 2014 and September 30, 2014 will be eligible for a prorated bonus for 2014 as described above based on company and individual performance as determined by the CEO and the Board.

(c) Equity Awards. We will recommend to the Compensation Committee of our Board of Directors that you receive an executive inducement grant of options to purchase 275,000 shares of the Company’s common stock (the “Option”). The grant will be subject to the approval of the Company’s Compensation Committee or its delegate. Your grants will be subject to the terms, definitions and provisions of the Executive Inducement Stock Option Agreement by and between you and the Company (the “Option Agreement”) which Option Agreement is incorporated herein by reference. Twenty-five percent (25%) of the shares underlying the Option will vest on the one (1) year anniversary of the Start Date, and 1/48th of the shares underlying the Option will vest on each monthly anniversary of the Start Date thereafter, such that the shares underlying the Option will be fully exercisable on the fourth annual anniversary of the Start Date, subject to your continued employment through any such anniversary dates. Shares shall only vest on such dates; no rights to any vesting shall be earned or accrued prior to such dates.

The date for annual equity grants has not yet been determined for 2014. However, effective 2014 and beyond, Sarepta employees will have to be on board for at least five months prior to the annual equity grant date in order to be eligible for an annual grant. If you are eligible for a 2014 grant, the size of the grant will be prorated to reflect the number of complete months you have been employed with the Company at the time of the grant. Beginning in 2015 you will be eligible for a full annual grant provided you are an employee of the Company at the time of the grant. Notwithstanding the foregoing, any and all annual grants (including, without limitation, eligibility, amounts and grant dates, if any) will be subject to the applicable equity plan provisions and approval of the Compensation Committee of the Company’s Board of directors.

(d) Parking. Onsite parking at the Cambridge location is available through Laz Parking (ww.lazparking.com). If you elect to park in this lot, you must first fill out the appropriate paperwork and register with Laz Parking. The Company will reimburse your Laz Parking expenses up to a maximum of $130 per month, which is fifty percent (50%) of the current monthly Laz Parking fee, in accordance with the Company’s expense reimbursement policy.

(e) Other Employee Benefits. During your employment with the Company, you will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other executive officers of the Company, including without limitation any annual equity grants. None of the benefits offered to you by the Company create a right to continue in employment for any particular period of time. Any statements to the contrary that may have been made to you are unauthorized and are superseded and cancelled by this offer letter. Please also remember that employment terms like your position, hours of work, work location, compensation, the stock option plan, and other employee benefits may change over the course of employment at the Company’s discretion.

3.	Severance Benefits.

Following commencement of your employment with the Company you will be eligible to enter into the Company’s standard Change in Control Agreement. This agreement will outline your severance benefits in the event of Involuntary Termination following a Change in Control.

4.	Proprietary Rights Agreement.

As a condition of your employment, you are required to sign a Confidential Proprietary Rights and Non-Disclosure Agreement (“Confidentiality Agreement”). The Confidentiality Agreement is enclosed to give you an opportunity to read it carefully prior to your hire date. You must sign the Confidentiality Agreement on or before your Start Date as a condition of employment.

We need to emphasize the importance we place on the proper treatment of all proprietary information, including that which you may have come into contact with in your prior employment. The Company is extending this offer to you based upon your general skills and abilities, and not your possession of any trade secret, confidential or proprietary information of a former employer. The Company requires that you do not obtain, keep, use for our benefit, or disclose this type of information from any prior employers to us. By accepting this offer, you will also be affirming to the Company that you are not a party to any agreement with a prior employer that would prohibit your employment with us.

Moreover, you agree that during the term of your employment, you will not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

5.	Background Investigation/Reference Checks.

As a part of the employment process, we reserve the right to conduct background investigations and/or reference checks on all potential employees to the fullest extent permitted under applicable law. Your job offer, therefore, is contingent upon a clearance of such background investigation and/or reference check.

6.	Eligibility for Employment.

The United States government requires all U.S. employers to verify that employees are eligible to work in the United States. This law applies to citizens and non-citizens. Enclosed is a list of documents that are acceptable for completing the employment verification (Form 1-9) process. Please bring your documentation with you on your first day. The law requires that such documentation be provided within 3 business days of the effective date of your employment, or your employment relationship with the Company may be terminated. In addition, since the Company is a Federal contractor, please note that we participate in e-Verify (an online work authorization verification system).

7.	Miscellaneous.

This letter will be governed by the laws of the State of Massachusetts. This letter, the Equity Agreements and the Confidentiality Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your interviews or relocation negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Company CEO and you.

If you wish to accept employment with Sarepta Therapeutics, please sign this letter and return one copy to me. This offer will remain open through January 12, 2014.

We are pleased to welcome you to Sarepta Therapeutics. If you have any questions, please give me a call at 857-242-3101.

Sincerely,

/s/ Chris Garabedian

Chris Garabedian

President & Chief Executive Officer

AGREED TO AND ACCEPTED:

I accept the above written offer of employment under the terms in this letter.

Signature	/s/ Arthur Krieg	Date: January 7, 2014